Exhibit 99.1

Unwired Planet Announces CEO Transition

UNWIRED PLANET ANNOUNCES MANAGEMENT TRANSITION PLAN

RENO, Nev. – Sept. 29, 2014 – Unwired Planet, Inc. (NASDAQ: UPIP), today announced that Eric Vetter intends to resign as the company’s president, chief financial officer and chief administrative officer as of November 18, 2014. Mr. Vetter has agreed to continue working as the company’s president, chief financial officer and chief administrative officer until the separation date.

“Over the past two years, Eric has done a great job leading the relocation of the company to Reno, Nevada, and has been instrumental in supporting the evolution of Unwired Planet from a product based company to the premier IP company that it is today,” said Phil Vachon, chairman of the board. “On behalf of everyone at Unwired Planet, I would like to thank Eric for his years of contribution to our company and wish him all the best in his future endeavors.”

Simultaneously, the company announced that the board of directors has retained the national search firm, Egon Zehnder, to commence a comprehensive search for a chief executive officer with IP experience.

About Unwired Planet

Unwired Planet, Inc. (NASDAQ: UPIP) is the inventor of the Mobile Internet and a premier intellectual property company focused exclusively on the mobile industry. The company’s patent portfolio of approximately 2,500 issued and pending US and foreign patents, includes technologies that allow mobile devices to connect to the Internet and enable mobile communications. The portfolio spans 2G, 3G, and 4G technologies, as well as cloud-based mobile applications and services. Unwired Planet’s portfolio includes patents related to key mobile technologies, including baseband mobile communications, mobile browsers, mobile advertising, push notification technology, maps and location based services, mobile application stores, social networking, mobile gaming, and mobile search. Unwired Planet is headquartered in Reno, Nevada. References in this release to Unwired Planet may be to Unwired Planet, Inc. or its subsidiaries.

Unwired Planet Announces CEO Transition

Cautionary Note Regarding Forward Looking Statements

Any statements in this press release with respect to future events or expectations, including statements regarding the Company’s licensing activities, expected benefits from the amended Ericsson agreement and IPMG transaction and expectations regarding enhancing stockholder value, including realization of net operating loss carryforwards, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1943 and Section 27A of the Securities Act of 1933. These forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from those projected. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Unwired Planet assumes no obligation to update the forward-looking statements included in this press release.

For a detailed discussion of these and other factors that may cause these forward looking statements not to come true, please refer to the risk factors discussed in Unwired Planet’s filings with the U.S. Securities and Exchange Commission (“SEC”), including the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014 and subsequent filings. These documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Unwired Planet’s website at www.unwiredplanet.com.

For More Information:

Mike Bishop,

The Blueshirt Group

mike@blueshirtgroup.com

+1 415-217-4968

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